Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FOURTH QUARTER 2010 AND FULL YEAR 2010 RESULTS

(BURLINGAME, CA), March 17, 2011 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its operating results for the fourth quarter and the year ended December 31, 2010.

For the fourth quarter ended December 31, 2010, the Company reported total revenues of $5.9 million compared with total revenues of $8.6 million for the same period a year ago.  For the year ended December 31, 2010, the Company reported total revenues of $30.7 million compared with revenues of $33.6 million for 2009.

The Company reported a net loss of $1.0 million or ($0.64) per diluted share, for the fourth quarter of 2010, compared to net income of $1.9 million, or $1.20 per diluted share, for the fourth quarter of 2009, and net income of $1.6 million or $1.04 per diluted share, for 2010, compared to net income of $5.7 million, or $3.62 per diluted share, for 2009.

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Operating lease revenue was lower for the quarter and the year ended December 31, 2010, compared to the same periods in 2009 by approximately $2.3 million and $4.3 million, respectively.  This was due primarily to a greater number of aircraft that were off lease for all or part of the 2010 periods and certain assets that were re-leased at lower rates than in the 2009 periods. In the 2010 periods, the Company also recorded a reduction in operating lease revenue due to uncertainty about the collectibility of the related receivables. The effects of these reductions were partially offset by an increase in revenue related to aircraft engines purchased in the second half of 2009 and an increase related to aircraft that were on lease in 2010, but were off lease in the 2009 periods.

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Maintenance reserves revenue was approximately $0.5 million lower in the quarter ended December 31, 2010, compared to the same period in 2009 as a result of lower average usage by some lessees in the 2010 periods and the effect of off-lease aircraft.  Maintenance reserves revenue increased by approximately $1.0 million in the year ended December 31, 2010, compared to 2009.  Although the Company recorded less maintenance reserves revenue in 2010 because of lower average usage by some lessees and a reduction in maintenance reserves revenue due to uncertainty about the collectibility of the related receivables, the effect of these decreases was more than offset by revenue related to maintenance reserves retained by the Company in connection with two aircraft returned in early 2010.  The Company has used these funds for maintenance required by the lease return conditions.

For the quarter and year ended December 31, 2010, total expenses increased by approximately $1.7 million and $3.3 million, respectively, as compared to the same periods in 2009.

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Maintenance expense increased by approximately $1.9 million and $3.7 million in the quarter and year ended December 31, 2010, respectively, compared to the same periods in 2009.  The 2010 periods included an increase over 2009 in maintenance performed on aircraft that were returned to the Company during the year, which was funded primarily by reserves previously collected by the Company.  The effect of such maintenance on returned aircraft was partially offset by a year-to-year decrease in maintenance performed by lessees using non-refundable reserves and maintenance performed on other off-lease aircraft.

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Interest expense decreased by approximately $0.1 million and $0.9 million in the quarter and year ended December 31, 2010, respectively, compared to the same periods in 2009, primarily because the Company’s subordinated debt had a lower average principal balance during the 2010 periods. The effect of this decrease was partially offset by an increase in the LIBOR rate applicable to the Company’s senior debt credit facility from year to year.  In addition, the margin rate and fee amortization applicable to the Company’s new $90 million credit facility, which replaced the Company’s previous credit facility during the second quarter of 2010, were higher than under the previous credit facility.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(in thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2010	2009	2010	2009
	(Audited)	(Audited)	(Audited)	(Audited)
Revenues and other income:

Operating lease revenue	$5,027	$7,283	$22,766	$27,046
Maintenance reserves revenue	811	1,360	7,081	6,068
Other income	40	(38)	854	450

	5,878	8,605	30,701	33,564
Expenses:

Maintenance costs	3,131	1,232	10,889	7,149
Depreciation	1,880	1,916	7,396	7,644
Interest	993	1,136	4,299	5,202
Management fees	891	922	3,645	3,681
Professional fees and other	512	462	1,948	1,235

	7,407	5,668	28,177	24,911

Income/(loss) before income tax provision	(1,529)	2,937	2,524	8,653

Income tax provision/(benefit)	(513)	1,031	876	2,996

Net income/(loss)	$(1,016)	$1,906	$1,648	$5,657

Earnings/(loss) per share:
Basic	$(0.66)	$1.24	$1.07	$3.67
Diluted	$(0.64)	$1.20	$1.04	$3.62

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,581,590	1,585,939	1,584,464	1,563,107

Summary Balance Sheet:	December 31, 2010	December 31, 2009
	(Audited)	(Audited)

Total assets	$133,011	$132,179
Total liabilities	$90,871	$91,687
Shareholders’ equity	$42,140	$40,492

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